Investment Sub-Advisory Agreement

This Investment Sub-Advisory Agreement (“Agreement”) is made and entered into as of July 17, 2013, by and among FolioMetrix, LLC, an Oregon limited liability company (“Advisor”), Forward Management, LLC, Delaware limited liability company (“Sub-Advisor”).

WHEREAS, the Advisor acts as the investment advisor to the Rx Dividend Income Fund (“Fund”), a series of the Starboard Investment Trust, a Delaware statutory trust (“Trust”), pursuant to that certain Investment Advisory Agreement, amended and restated January 30, 2013, between the Advisor and the Trust (the “Advisory Agreement”);

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), and engages in the business of asset management;

WHEREAS, the Advisor, acting pursuant to its authority under the Advisory Agreement, desires to retain the Sub-Advisor, subject to the approval of the Board of Trustees of the Trust (“Trustees”), to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services; and

WHEREAS, the Advisor has furnished the Sub-Advisor with true and complete copies of each of the following documents, and will promptly provide the Sub-Advisor with copies of any amendment or supplement thereto:

(a)	The Advisory Agreement with the Trust;

(b)	The Trust’s registration statement and financial statements as filed with the Securities and Exchange Commission; and

(c)	Policies, procedures or instructions adopted or approved by the Trustees relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Engagement and Obligations of Sub-Advisor.  In accordance with its authority under the Advisory Agreement, the Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

(a)           Services.  The Sub-Advisor agrees to perform the following services (the “Services”):

(i)           Manage the investment and reinvestment of the assets of the Fund;

(ii)           Continuously review, supervise, and administer the investment program of the Fund;

(iii)           Determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

(iv)           Provide the Fund and Trust with records concerning the Sub-Advisor’s activities under this Agreement which the Fund and Trust are required to maintain;

(v)           Render regular reports to the Trust’s trustees and officers concerning the Sub-Advisor’s discharge of the foregoing responsibilities.

The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish (as provided to the Sub-Advisor in writing); (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time in its sole and absolute discretion.

(b)           Expenses and Personnel.  The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

(c)           Fund Transactions.  The Sub-Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund.  With respect to brokerage selection, the Sub-Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors.  The Sub-Advisor may, in its discretion, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Advisor with brokerage, research, analysis, advice, and similar services, and the Sub-Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Sub-Advisor to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Sub-Advisor will promptly communicate to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(d)           Books and Records.  Except as required by applicable law, all books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Trust and the Fund under this Agreement shall be the property of the Advisor and/or the Trust and the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested.

(e)           Compliance Procedures.  The Sub-Advisor will, in accordance with Rule 206(4)-7 of the Investment Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

2.           Compensation of the Sub-Advisor.  The Advisor will pay to the Sub-Advisor an investment advisory fee, computed and paid monthly, (the “Fee”) equal to an annualized rate of 0.45% of the average daily net assets of the Fund.  The Fee shall be calculated (as soon as practicable after the last day of each month) as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor within five (5) days after such calculation.  For purposes of calculating the Fee, the assets of the Fund that are invested in another pooled investment vehicle managed by the Sub-Advisor shall be excluded from the calculation of the average daily net assets of the Fund.  If this Agreement becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

3.           Status of Investment Sub-Advisor.  The services of the Sub-Advisor to the Advisor, the Trust and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Trust and the Fund are not impaired thereby.  The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor, the Trust or the Fund in any way or otherwise be deemed an agent of the Advisor, the Trust or the Fund.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4.           Permissible Interests.  Trustees, agents, and stockholders of the Trust and the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Trust as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Trust as a stockholder or otherwise.

5.           Limits of Liability; Indemnification.  The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder.  The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor, the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.  It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Investment Company Act of 1940 or the Securities Act of 1933, except for information supplied by the Sub-Advisor for inclusion therein.

The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents (“Advisor Parties”) against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and other related expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties’ (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor’s obligations and duties under this Agreement.

The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents (“Sub-Advisor Parties”) against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and other related expenses) arising from any claim, demand, action or suit which results from the Advisor Parties’ willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor’s obligations and duties under this Agreement.

6.           Term.  This Agreement shall remain in effect for an initial term of two years as of the effective date of this Agreement, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Advisor, without the payment of any penalty, (i) by vote of the Trustees or (ii) by the Advisor, or (iii) by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940) of the Fund.  The Sub-Advisor may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Advisor and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the Investment Company Act of 1940) or upon the termination of the Investment Advisory Agreement.

7.           Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities (as defined in the Investment Company Act).

8.           Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

9.           Representations and Warranties.

(a)           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor hereby represents and warrants to the Advisor and the Trust as follows: (i) the Sub-Advisor is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)           Representations and Warranties of the Advisor.  The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a limited liability company duly organized and in good standing under the laws of the State of Oregon and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

10.           Compliance with Section 12(d) under the Investment Company Act. The parties shall ensure that investments by the Fund in any investment company managed by the Sub-Advisor or any of its affiliates shall comply with Section 12(d) under the Investment Company Act.

11.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, and rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12.           Notice.  Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to FolioMetrix, LLC, 821 Pacific Street, Omaha, Nebraska 68108, Attn:  D. Jerry Murphey, or to such other address or to such individual as shall be so specified by the Advisor to the Sub-Advisor.  Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to Forward Management, LLC, 101 California Street, 16th Floor, San Francisco, California, 94111, or at such other address or to such individual as shall be so specified by the Sub-Advisor to the Advisor. Notices of any kind to be given to the Trust hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the Starboard Investment Trust, 116 South Franklin Street, Rocky Mount, North Carolina 27804, Attention: Secretary, with a copy to The Nottingham Company at 116 South Franklin Street, Post Office Box 69, Rocky Mount, North Carolina 27802-0069, Attention: Legal or to such other address or to such individual as shall be so specified by the Trust to the Sub-Advisor.  Notices shall be effective upon delivery.

13.           Notice of Certain Changes in Sub-Advisor.  The Sub-Advisor is hereby obligated to notify the Trust and Advisor if there is a material change in the Sub-Advisor’s membership, whether of general or limited partners, or senior executive personnel, within a reasonable time after such change takes place.

14.           Counterparts.  This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows]

[Signature Page to Investment Sub-Advisory Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

FOLIOMETRIX, LLC

By:     /s/ D. Jerry Murphey

Name: D. Jerry Murphey

Title: President

FORWARD MANAGEMENT, LLC

By:        /s/ Robert S. Naka

Name:    Robert S. Naka

Title:      Managing Director